First Internet Bancorp Reports Record Annual Net Income for 2017
Total loans increased 67% and assets increased 49% year-over-year

Fishers, Indiana, January 18, 2018 - First Internet Bancorp (the “Company”) (NASDAQ: INBK), the parent company of First Internet Bank (the “Bank”) (www.firstib.com), announced today financial and operational results for the fourth quarter 2017 and for the twelve month period ended December 31, 2017.

David Becker, Chairman, President and Chief Executive Officer, commented, “I am proud to report our teams produced another year of balance sheet and earnings growth. Our lending efforts, including the additions of public finance and healthcare finance in 2017, had a solid year, which fueled record net interest income. In total, we grew loans by $840 million, or 67%, on a year-over-year basis.

“Credit quality remains very strong. Additionally, our capital, following a common stock offering completed in the third quarter, positions us well to continue to win new customer relationships across the organization in 2018.”

Fourth quarter net income was $3.5 million and diluted earnings per share were $0.41. This compares with third quarter net income of $4.9 million and diluted earnings per share of $0.71 and fourth quarter 2016 net income of $3.7 million and diluted earnings per share of $0.64.

For the twelve month period ended December 31, 2017, net income was a record $15.2 million and diluted earnings per share were $2.13 compared to net income of $12.1 million and diluted earnings per share of $2.30 for the twelve month period ended December 31, 2016.

As a result of the “Tax Cuts and Jobs Act Bill of 2017,” the Company’s net deferred tax asset (“net DTA”) was revalued as of December 31, 2017. The value of the net DTA was reduced by $1.8 million with the amount of the reduction recognized as additional income tax expense in the fourth quarter.
Consequently, this revaluation decreased fourth quarter diluted earnings per share by $0.22 and full year 2017 diluted earnings per share by $0.26.

Adjusted for the net DTA revaluation, fourth quarter net income was $5.3 million and diluted earnings per share were $0.63 and full year 2017 net income was $17.1 million and diluted earnings per share were $2.39.

The Company completed its first sale of single tenant lease financing loans during the fourth quarter which included $24.7 million of loans. The Company is in the process of executing additional single tenant lease financing loan sales with approximately $27.8 million of loans transferred to loans-held-for- sale as of December 31, 2017 in anticipation of these transactions closing during the first quarter 2018.
The loan sales provide the Company an additional strategy to manage balance sheet growth and capital while providing additional liquidity and further diversifying revenue channels.

Highlights for the fourth quarter include:

▪	Total loan growth of $222.7 million, or 11.9%, compared to September 30, 2017 and $840.4 million, or 67.2%, compared to December 31, 2016

▪	Net interest income of $15.4 million, increasing $1.2 million, or 8.2%, compared to the linked quarter and $4.5 million, or 40.9%, compared to the fourth quarter 2016

▪	Solid profitability after eliminating the impact of the net DTA revaluation

	As Reported	Adjusted
Return on average assets	0.52%	0.80%
Return on average shareholders’ equity	6.23%	9.52%
Return on average tangible common equity	6.37%	9.73%

▪	Capital levels continued to support the strong balance sheet growth

	Company	Bank

Total shareholders’ equity to assets	8.10%	8.07%
Tangible common equity to tangible assets	7.94%	7.91%
Tier 1 leverage ratio	8.45%	8.42%
Common equity tier 1 capital ratio	11.43%	11.40%
Tier 1 capital ratio	11.43%	11.40%
Total risk-based capital ratio	14.07%	12.16%

▪	Asset quality remained strong

•	Nonperforming loans to total loans declined to 0.04%

•	Nonperforming assets to total assets declined to 0.21%

Net Interest Income and Net Interest Margin
Net interest income for the fourth quarter was $15.4 million compared to $14.2 million for the third quarter and $10.9 million for the fourth quarter 2016. Total interest income for the fourth quarter was $24.6 million, increasing $1.9 million, or 8.6%, compared to the third quarter and $7.9 million, or 47.0%, compared to the fourth quarter 2016. The increase in total interest income compared to the linked quarter was driven primarily by a $175.9 million, or 9.8%, increase in average loan balances. Additionally, the yield earned on the loan portfolio increased 4 bps to 4.17% in the fourth quarter from 4.13% for the third quarter. The increase in the yield earned on the loan portfolio was driven by yield expansion in several loan types and also benefitted from the collection of back interest on a nonaccrual loan that paid down in full during the quarter. In total, the Company’s yield on interest-earning assets increased 8 bps during the fourth quarter to 3.78% from 3.70% for the third quarter.

Total interest expense for the fourth quarter was $9.3 million, increasing $0.8 million, or 9.1%, compared to the third quarter and $3.4 million, or 58.3%, compared to the fourth quarter 2016. The increase in total interest expense compared to the linked quarter was due primarily to an increase of $123.5 million, or 6.7%, in average interest-bearing deposit balances as well as an increase in the cost of funds related to interest-bearing deposits, which increased 7 bps during the fourth quarter to 1.49% from 1.42% for the third quarter. Overall, the total cost of interest-bearing liabilities increased 6 bps during the fourth quarter to 1.55% from 1.49% for the third quarter.

Net interest margin (“NIM”) was 2.35% for the fourth quarter compared to 2.31% for the third quarter and 2.42% for the fourth quarter 2016. On a fully-taxable equivalent basis, NIM increased to 2.59% for the fourth quarter compared to 2.52% for the third quarter and 2.48% for the fourth quarter 2016.

Noninterest Income
Noninterest income for the fourth quarter was $2.5 million compared to $3.1 million for the third quarter and $2.9 million for the fourth quarter 2016. The decrease of $0.6 million, or 19.0%, compared to the linked quarter was due primarily to a decline of $1.0 million, or 39.6%, in mortgage banking revenue. The decrease in mortgage banking revenue was driven by lower mortgage origination activity as well as a decline in gain on sale margins related to mandatory commitments. The decrease in mortgage banking revenue was partially offset by a gain of $0.4 million on the sale of single tenant lease financing loans as discussed above.

Noninterest Expense
Noninterest expense for the fourth quarter was $9.7 million compared to $9.4 million for the third quarter and $8.2 million for the fourth quarter 2016. The increase of $0.3 million, or 3.2%, compared to the linked quarter was due primarily to increases in salaries and employee benefits and other expenses, offset by declines in marketing expenses and consulting and professional fees. The increase in salaries and benefits was due to higher incentive compensation related to loan origination activities and employee benefit expenses. The increase in other expenses was due primarily to costs associated with a residential mortgage property classified as other real estate owned.

Income Taxes
Income tax expense was $3.5 million for the fourth quarter, resulting in an effective tax rate of 50.2%, compared to $1.7 million and an effective tax rate of 25.7% for the linked quarter and $1.7 million and an effective tax rate of 31.1% for the fourth quarter 2016. The increase of $1.8 million, or 107.9%, compared to the linked quarter was due primarily to the net DTA revaluation discussed above. Excluding the net DTA revaluation, income tax expense for the fourth quarter was $1.7 million and the effective tax rate declined to 23.9%. The decline in the adjusted effective tax rate compared to the linked quarter was driven by the increase in tax-exempt earning assets due to the strong growth in the public finance loan portfolio.

Loans and Credit Quality
Total loans as of December 31, 2017 were $2.1 billion, increasing $222.7 million, or 11.9%, compared to September 30, 2017 and $840.4 million, or 67.2%, compared to December 31, 2016. Total commercial loan balances were $1.5 billion as of December 31, 2017, increasing $206.4 million, or 15.6%, compared to September 30, 2017 and $695.3 million, or 83.5%, compared to December 31, 2016. The growth in commercial loan balances was driven largely by production in public finance, single tenant lease financing and healthcare finance.

The public finance portfolio increased $169.0 million, or 62.7%, compared to September 30, 2017 with balances totaling $438.3 million at quarter end. Single tenant lease financing (“STL”) balances increased $19.4 million, or 2.5%, compared to September 30, 2017 and $196.7 million, or 32.4%, compared to December 31, 2016. Growth in the STL portfolio was impacted by the transfer of $27.8 million of balances to loans held-for-sale as of December 31, 2017 pursuant to the expected sales of STL loans discussed above. Healthcare finance balances, originated through the partnership with Lendeavor, Inc., increased $19.2 million, or 155.4%, compared to September 30, 2017 and totaled $31.6 million at quarter end. Commercial and industrial and owner-occupied commercial real estate balances increased slightly on a combined basis compared to September 30, 2017 and $38.6 million, or 24.1%, compared to December 31, 2016. During the fourth quarter, new commercial and industrial and owner occupied commercial real estate production was offset by elevated prepayment activity.

Total consumer loan balances were $558.0 million as of December 31, 2017, increasing $14.5 million, or 2.7%, compared to September 30, 2017 and $144.0 million, or 34.8%, compared to December 31, 2016. Residential mortgage balances increased $8.6 million, or 2.9%, compared to September 30, 2017 and $94.4 million, or 45.9%, compared to December 31, 2016. Trailer portfolio balances increased $3.6 million, or 3.6%, compared to September 30, 2017 and $20.2 million, or 24.9%, compared to December 31, 2016. Recreational vehicle balances increased $2.6 million, or 3.9%, compared to September 30, 2017 and $16.8 million, or 32.2%, compared to December 31, 2016. Additionally, other consumer loan balances increased $0.5 million, or 0.8%, compared to September 30, 2017 and $17.1 million, or 42.7%, compared to December 31, 2016.

Credit quality continued to remain sound as total delinquencies 30 days or more past due were 0.05% of total loans as of December 31, 2017, consistent with September 30, 2017 and down from 0.13% as of December 31, 2016. Nonperforming loans to total loans was 0.04% as of December 31, 2017 compared to 0.14% as of September 30, 2017 and 0.09% as of December 31, 2016. Nonperforming assets to total assets was 0.21% as of December 31, 2017 compared to 0.30% as of September 30, 2017 and 0.31% as of December 31, 2016. The decline in both nonperforming loans and nonperforming assets was driven primarily by a nonaccrual commercial and industrial loan that paid down in full during the fourth quarter.

The allowance for loan losses was $15.0 million as of December 31, 2017 compared to $14.1 million as of September 30, 2017 and $11.0 million as of December 31, 2016. The allowance as a percentage of total nonperforming loans was 1,784.3% as of December 31, 2017 compared to 529.2% as of September 30, 2017 and 1,013.9% as of December 31, 2016. The allowance as a percentage of total loans was 0.72% as of December 31, 2017 compared to 0.75% as of September 30, 2017 and 0.88% as of December 31, 2016. The decline in the allowance as a percentage of total loans was due primarily to the strong growth in the public finance portfolio as this loan category has a lower loss reserve factor than other loan types.

Net charge-offs of $0.3 million were recognized during the fourth quarter, resulting in net charge-offs to average loans of 0.06% compared to 0.10% for the third quarter and net recoveries to average loans of 0.05% for the fourth quarter 2016. The provision for loan losses in the fourth quarter was $1.2 million compared to $1.3 million for the third quarter and $0.3 million for the fourth quarter 2016.

Capital
During the fourth quarter, total shareholders’ equity increased $3.3 million, due primarily to net income earned during the quarter, partially offset by declared dividends. As of December 31, 2017, the Company’s tier 1 leverage, common equity tier 1, tier 1 and total risk-based capital ratios were 8.45%, 11.43%, 11.43% and 14.07% compared to 8.86%, 11.93%, 11.93% and 14.67% as of September 30, 2017, respectively. The declines in regulatory capital ratios were due primarily to increases in average and risk-weighted assets resulting from the strong quarterly loan growth. Tangible common equity to tangible assets decreased 28 bps during the fourth quarter to 7.94% as of December 31, 2017 due primarily to continued strong balance sheet growth. Tangible book value per share increased to $26.09 as of December 31, 2017 from $25.70 as of September 30, 2017 and $23.04 as of December 31, 2016.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $2.8 billion as of December 31, 2017. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank now provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally as well as commercial real estate loans, commercial and industrial loans and treasury management services in select geographies. First Internet Bancorp’s common stock trades on the NASDAQ Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Safe Harbor Statement
This press release may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance or business of the Company.  Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements.  Factors that may cause such differences include: failures or breaches of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate, commercial and industrial, public finance and healthcare finance loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission.  All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity, tangible assets, tangible book value per common share, return on average tangible common equity and tangible common equity to tangible assets, net interest income - FTE and net interest margin - FTE, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted return on average shareholders’ equity, adjusted return on average tangible common equity, adjusted income tax expense and adjusted effective income tax rate are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures are useful to investors by providing a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Investor Relations	Executive Vice President & Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Amounts in thousands, except per share data
	Three Months Ended			Twelve Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income	$3,498	$4,895	$3,710	$15,226	$12,074

Per share and share information
Earnings per share - basic	$0.41	$0.72	$0.65	$2.14	$2.32
Earnings per share - diluted	0.41	0.71	0.64	2.13	2.30
Dividends declared per share	0.06	0.06	0.06	0.24	0.24
Book value per common share	26.65	26.26	23.76	26.65	23.76
Tangible book value per common share	26.09	25.70	23.04	26.09	23.04
Common shares outstanding	8,411,077	8,411,077	6,478,050	8,411,077	6,478,050
Average common shares outstanding:
Basic	8,490,951	6,834,011	5,722,615	7,118,628	5,211,209
Diluted	8,527,599	6,854,614	5,761,931	7,149,302	5,239,082
Performance ratios
Return on average assets	0.52%	0.78%	0.81%	0.66%	0.74%
Return on average shareholders' equity	6.23%	11.20%	10.85%	8.54%	9.74%
Return on average tangible common equity	6.37%	11.51%	11.24%	8.77%	10.12%
Net interest margin	2.35%	2.31%	2.42%	2.39%	2.49%
Net interest margin - FTE [1]	2.59%	2.52%	2.48%	2.57%	2.55%
Capital ratios [2]
Total shareholders' equity to assets	8.10%	8.39%	8.30%	8.10%	8.30%
Tangible common equity to tangible assets	7.94%	8.22%	8.07%	7.94%	8.07%
Tier 1 leverage ratio	8.45%	8.86%	8.65%	8.45%	8.65%
Common equity tier 1 capital ratio	11.43%	11.93%	11.54%	11.43%	11.54%
Tier 1 capital ratio	11.43%	11.93%	11.54%	11.43%	11.54%
Total risk-based capital ratio	14.07%	14.67%	15.01%	14.07%	15.01%
Asset quality
Nonperforming loans	$839	$2,662	$1,083	$839	$1,083
Nonperforming assets	5,892	7,855	5,701	5,892	5,701
Nonperforming loans to loans	0.04%	0.14%	0.09%	0.04%	0.09%
Nonperforming assets to total assets	0.21%	0.30%	0.31%	0.21%	0.31%
Allowance for loan losses to:
Loans	0.72%	0.75%	0.88%	0.72%	0.88%
Nonperforming loans	1,784.3%	529.2%	1,013.9%	1,784.3%	1,013.9%
Net charge-offs (recoveries) to average loans	0.06%	0.10%	(0.05%)	0.05%	0.15%
Average balance sheet information
Loans	$1,970,994	$1,795,118	$1,219,966	$1,661,813	$1,110,483
Total securities	500,627	507,873	479,330	496,143	380,560
Other earning assets	95,049	108,547	57,081	79,461	71,140
Total interest-earning assets	2,588,677	2,434,799	1,790,167	2,257,853	1,596,387
Total assets	2,650,583	2,492,751	1,831,549	2,313,469	1,629,800
Noninterest-bearing deposits	40,618	35,094	30,336	35,043	28,472
Interest-bearing deposits	1,963,405	1,839,943	1,445,737	1,713,603	1,288,031
Total deposits	2,004,023	1,875,037	1,476,073	1,748,646	1,316,503
Shareholders' equity	222,670	173,459	135,974	178,212	124,023

1 On a fully-taxable equivalent (“FTE”) basis assuming a 35% tax rate
2 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited, except for December 31, 2016)
Amounts in thousands
	December 31, 2017	September 30, 2017	December 31, 2016
Assets
Cash and due from banks	$4,539	$4,509	$2,282
Interest-bearing deposits	43,442	121,195	37,170
Interest-bearing time deposits	—	—	250
Securities available-for-sale, at fair value	473,275	492,468	456,700
Securities held-to-maturity, at amortized cost	19,209	19,212	16,671
Loans held-for-sale	51,407	45,487	27,101
Loans	2,091,193	1,868,487	1,250,789
Allowance for loan losses	(14,970)	(14,087)	(10,981)
Net loans	2,076,223	1,854,400	1,239,808
Accrued interest receivable	11,944	9,366	6,708
Federal Home Loan Bank of Indianapolis stock	19,575	19,575	8,910
Cash surrender value of bank-owned life insurance	35,105	34,856	24,195
Premises and equipment, net	10,058	9,739	10,044
Goodwill	4,687	4,687	4,687
Other real estate owned	5,041	5,136	4,533
Accrued income and other assets	13,182	12,792	15,276
Total assets	$2,767,687	$2,633,422	$1,854,335

Liabilities
Noninterest-bearing deposits	$44,686	$33,734	$31,166
Interest-bearing deposits	2,040,255	1,963,294	1,431,701
Total deposits	2,084,941	1,997,028	1,462,867
Advances from Federal Home Loan Bank	410,176	365,180	189,981
Subordinated debt	36,726	36,689	36,578
Accrued interest payable	311	237	112
Accrued expenses and other liabilities	11,406	13,421	10,855
Total liabilities	2,543,560	2,412,555	1,700,393
Shareholders' equity
Voting common stock	172,043	171,783	119,506
Retained earnings	57,103	54,119	43,704
Accumulated other comprehensive loss	(5,019)	(5,035)	(9,268)
Total shareholders' equity	224,127	220,867	153,942
Total liabilities and shareholders' equity	$2,767,687	$2,633,422	$1,854,335

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited, except for the twelve months ended December 31, 2016)
Amounts in thousands, except per share data
	Three Months Ended			Twelve Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Interest income
Loans	$20,971	$18,922	$13,660	$70,465	$49,054
Securities - taxable	2,521	2,582	2,262	10,036	7,326
Securities - non-taxable	696	697	686	2,786	1,856
Other earning assets	450	493	156	1,410	663
Total interest income	24,638	22,694	16,764	84,697	58,899
Interest expense
Deposits	7,358	6,594	4,667	23,975	15,853
Other borrowed funds	1,920	1,909	1,193	6,740	3,357
Total interest expense	9,278	8,503	5,860	30,715	19,210
Net interest income	15,360	14,191	10,904	53,982	39,689
Provision for loan losses	1,179	1,336	256	4,872	4,330
Net interest income after provision for loan losses	14,181	12,855	10,648	49,110	35,359
Noninterest income
Service charges and fees	231	226	196	888	818
Mortgage banking activities	1,530	2,535	2,407	7,836	12,398
Gain on sale of loans	395	—	—	395	—
Gain (loss) on sale of securities	—	(8)	—	(8)	177
Other	383	382	288	1,430	684
Total noninterest income	2,539	3,135	2,891	10,541	14,077
Noninterest expense
Salaries and employee benefits	5,701	5,197	4,610	21,164	17,387
Marketing, advertising and promotion	590	741	471	2,393	1,823
Consulting and professional fees	617	897	709	3,091	3,143
Data processing	242	247	292	971	1,127
Loan expenses	303	262	267	1,027	891
Premises and equipment	1,125	1,080	955	4,183	3,699
Deposit insurance premium	420	375	344	1,410	1,159
Other	703	602	510	2,484	2,222
Total noninterest expense	9,701	9,401	8,158	36,723	31,451
Income before income taxes	7,019	6,589	5,381	22,928	17,985
Income tax provision	3,521	1,694	1,671	7,702	5,911
Net income	$3,498	$4,895	$3,710	$15,226	$12,074

Per common share data
Earnings per share - basic	$0.41	$0.72	$0.65	$2.14	$2.32
Earnings per share - diluted	$0.41	$0.71	$0.64	$2.13	$2.30
Dividends declared per share	$0.06	$0.06	$0.06	$0.24	$0.24

All periods presented have been reclassified to conform to the current period classification.

First Internet Bancorp
Average Balances and Rates (unaudited)
Amounts in thousands
	Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale	$1,993,001	$20,971	4.17%	$1,818,379	$18,922	4.13%	$1,253,756	$13,660	4.33%
Securities - taxable	403,905	2,521	2.48%	410,630	2,582	2.49%	384,286	2,262	2.34%
Securities - non-taxable	96,722	696	2.85%	97,243	697	2.84%	95,044	686	2.87%
Other earning assets	95,049	450	1.88%	108,547	493	1.80%	57,081	156	1.09%
Total interest-earning assets	2,588,677	24,638	3.78%	2,434,799	22,694	3.70%	1,790,167	16,764	3.73%
Allowance for loan losses	(14,486)			(13,657)			(10,711)
Noninterest-earning assets	76,392			71,609			52,093
Total assets	$2,650,583			$2,492,751			$1,831,549

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$86,744	$119	0.54%	$88,633	$122	0.55%	$83,930	$116	0.55%
Savings accounts	52,092	132	1.01%	42,308	97	0.91%	28,157	41	0.58%
Money market accounts	479,201	1,428	1.18%	440,293	1,187	1.07%	360,166	648	0.72%
Certificates and brokered deposits	1,345,368	5,679	1.67%	1,268,709	5,188	1.62%	973,484	3,862	1.58%
Total interest-bearing deposits	1,963,405	7,358	1.49%	1,839,943	6,594	1.42%	1,445,737	4,667	1.28%
Other borrowed funds	411,283	1,920	1.85%	431,738	1,909	1.75%	213,109	1,193	2.23%
Total interest-bearing liabilities	2,374,688	9,278	1.55%	2,271,681	8,503	1.49%	1,658,846	5,860	1.41%
Noninterest-bearing deposits	40,618			35,094			30,336
Other noninterest-bearing liabilities	12,607			12,517			6,393
Total liabilities	2,427,913			2,319,292			1,695,575
Shareholders' equity	222,670			173,459			135,974
Total liabilities and shareholders' equity	$2,650,583			$2,492,751			$1,831,549

Net interest income		$15,360			$14,191			$10,904

Interest rate spread			2.23%			2.21%			2.32%
Net interest margin			2.35%			2.31%			2.42%
Net interest margin - FTE [1]			2.59%			2.52%			2.48%
1 On a fully-taxable equivalent (“FTE”) basis assuming a 35% tax rate

First Internet Bancorp
Average Balances and Rates (unaudited)
Amounts in thousands
	Twelve Months Ended
	December 31, 2017			December 31, 2016
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale	$1,682,249	$70,465	4.19%	$1,144,687	$49,054	4.29%
Securities - taxable	400,449	10,036	2.51%	315,661	7,326	2.32%
Securities - non-taxable	95,694	2,786	2.91%	64,899	1,856	2.86%
Other earning assets	79,461	1,410	1.77%	71,140	663	0.93%
Total interest-earning assets	2,257,853	84,697	3.75%	1,596,387	58,899	3.69%
Allowance for loan losses	(12,964)			(9,808)
Noninterest-earning assets	68,580			43,221
Total assets	$2,313,469			$1,629,800

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$89,081	$488	0.55%	$82,533	$452	0.55%
Savings accounts	39,393	342	0.87%	27,174	158	0.58%
Money market accounts	415,910	4,227	1.02%	360,976	2,563	0.71%
Certificates and brokered deposits	1,169,219	18,918	1.62%	817,348	12,680	1.55%
Total interest-bearing deposits	1,713,603	23,975	1.40%	1,288,031	15,853	1.23%
Other borrowed funds	376,470	6,740	1.79%	183,410	3,357	1.83%
Total interest-bearing liabilities	2,090,073	30,715	1.47%	1,471,441	19,210	1.31%
Noninterest-bearing deposits	35,043			28,472
Other noninterest-bearing liabilities	10,141			5,864
Total liabilities	2,135,257			1,505,777
Shareholders' equity	178,212			124,023
Total liabilities and shareholders' equity	$2,313,469			$1,629,800

Net interest income		$53,982			$39,689

Interest rate spread			2.28%			2.38%
Net interest margin			2.39%			2.49%
Net interest margin - FTE [1]			2.57%			2.55%
1 On a fully-taxable equivalent (“FTE”) basis assuming a 35% tax rate

First Internet Bancorp
Loans and Deposits (unaudited)
Amounts in thousands
	December 31, 2017		September 30, 2017		December 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$122,940	5.9%	$122,587	6.5%	$102,437	8.2%
Owner-occupied commercial real estate	75,768	3.6%	75,986	4.1%	57,668	4.6%
Investor commercial real estate	7,273	0.4%	7,430	0.4%	13,181	1.0%
Construction	49,213	2.4%	50,367	2.7%	53,291	4.3%
Single tenant lease financing	803,299	38.4%	783,918	41.9%	606,568	48.5%
Public finance	438,341	21.0%	269,347	14.4%	—	0.0%
Healthcare finance	31,573	1.5%	12,363	0.7%	—	0.0%
Total commercial loans	1,528,407	73.2%	1,321,998	70.7%	833,145	66.6%

Consumer loans
Residential mortgage	299,935	14.3%	291,382	15.6%	205,554	16.4%
Home equity	30,554	1.5%	31,236	1.7%	35,036	2.8%
Trailers	101,369	4.8%	97,811	5.2%	81,186	6.5%
Recreational vehicles	69,196	3.3%	66,619	3.6%	52,350	4.2%
Other consumer loans	59,968	2.7%	56,490	3.0%	39,913	3.2%
Total consumer loans	558,022	26.6%	543,538	29.1%	414,039	33.1%

Net deferred loan fees, premiums and discounts	4,764	0.2%	2,951	0.2%	3,605	0.3%

Total loans	$2,091,193	100.0%	$1,868,487	100.0%	$1,250,789	100.0%

	December 31, 2017		September 30, 2017		December 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$44,686	2.1%	$33,734	1.7%	$31,166	2.1%
Interest-bearing demand deposits	94,674	4.5%	89,748	4.5%	93,074	6.4%
Savings accounts	49,939	2.4%	49,913	2.5%	27,955	1.9%
Money market accounts	499,501	24.0%	499,160	25.0%	340,240	23.3%
Certificates of deposits	1,319,488	63.3%	1,300,952	65.1%	964,819	65.9%
Brokered deposits	76,653	3.7%	23,521	1.2%	5,613	0.4%
Total deposits	$2,084,941	100.0%	$1,997,028	100.0%	$1,462,867	100.0%

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Amounts in thousands, except per share data
	Three Months Ended			Twelve Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Total equity - GAAP	$224,127	$220,867	$153,942	$224,127	$153,942
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible common equity	$219,440	$216,180	$149,255	$219,440	$149,255

Total assets - GAAP	$2,767,687	$2,633,422	$1,854,335	$2,767,687	$1,854,335
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible assets	$2,763,000	$2,628,735	$1,849,648	$2,763,000	$1,849,648

Common shares outstanding	8,411,077	8,411,077	6,478,050	8,411,077	6,478,050

Book value per common share	$26.65	$26.26	$23.76	$26.65	$23.76
Effect of goodwill	(0.56)	(0.56)	(0.72)	(0.56)	(0.72)
Tangible book value per common share	$26.09	$25.70	$23.04	$26.09	$23.04

Total shareholders' equity to assets ratio	8.10%	8.39%	8.30%	8.10%	8.30%
Effect of goodwill	(0.16%)	(0.17%)	(0.23%)	(0.16)%	(0.23)%
Tangible common equity to tangible assets ratio	7.94%	8.22%	8.07%	7.94%	8.07%

Total average equity - GAAP	$222,670	$173,459	$135,974	$178,212	$124,023
Adjustments:
Average goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Average tangible common equity	$217,983	$168,772	$131,287	$173,525	$119,336

Return on average shareholders' equity	6.23%	11.20%	10.85%	8.54%	9.74%
Effect of goodwill	0.14%	0.31%	0.39%	0.23%	0.38%
Return on average tangible common equity	6.37%	11.51%	11.24%	8.77%	10.12%

Net interest income	$15,360	$14,191	$10,904	$53,982	$39,689
Adjustments:
Fully-taxable equivalent adjustments [1]	1,555	1,280	256	4,053	1,090
Net interest income - FTE	$16,915	$15,471	$11,160	$58,035	$40,779

Net interest margin	2.35%	2.31%	2.42%	2.39%	2.49%
Effect of fully-taxable equivalent adjustments [1]	0.24%	0.21%	0.06%	0.18%	0.06%
Net interest margin - FTE	2.59%	2.52%	2.48%	2.57%	2.55%

1 Assuming a 35% tax rate

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Amounts in thousands, except per share data
	Three Months Ended			Twelve Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income - GAAP	$3,498	$4,895	$3,710	$15,226	$12,074
Adjustments:
Net deferred tax asset revaluation	1,846	—	—	1,846	—
Adjusted net income	$5,344	$4,895	$3,710	$17,072	$12,074

Diluted average common shares outstanding	$8,527,599	$6,854,614	$5,761,931	$7,149,302	$5,239,082

Diluted earnings per share - GAAP	$0.41	$0.71	$0.64	$2.13	$2.30
Adjustments:
Effect of net deferred tax asset revaluation	0.22	—	—	0.26	—
Adjusted diluted earnings per share	$0.63	$0.71	$0.64	$2.39	$2.30

Return on average assets	0.52%	0.78%	0.81%	0.66%	0.74%
Effect of net deferred tax asset revaluation	0.28%	0.00%	0.00%	0.08%	0.00%
Adjusted return on average assets	0.80%	0.78%	0.81%	0.74%	0.74%

Return on average shareholders' equity	6.23%	11.20%	10.85%	8.54%	9.74%
Effect of net deferred tax asset revaluation	3.29%	0.00%	0.00%	1.04%	0.00%
Adjusted return on average shareholders' equity	9.52%	11.20%	10.85%	9.58%	9.74%

Return on tangible common equity	6.37%	11.51%	11.24%	8.77%	10.12%
Effect of net deferred tax asset revaluation	3.36%	0.00%	0.00%	1.07%	0.00%
Adjusted return on average tangible common equity	9.73%	11.51%	11.24%	9.84%	10.12%

Income tax expense - GAAP	$3,521	$1,694	$1,671	$7,702	$5,911
Adjustments:
Net deferred tax asset revaluation	(1,846)	—	—	(1,846)	—
Adjusted income tax expense	$1,675	$1,694	$1,671	$5,856	$5,911

Effective income tax rate	50.2%	25.7%	31.1%	33.6%	32.9%
Effect of net deferred tax asset revaluation	(26.3)%	0.0%	0.0%	(8.1)%	0.0%
Adjusted effective income tax rate	23.9%	25.7%	31.1%	25.5%	32.9%